CMA Multi-State Municipal Series Trust
Series Number: 7
File Number: 811-05011
CIK Number: 810598
CMA Massachusetts Money Market Fund
For the Period Ending: 03/31/2007

Pursuant to Exemptive Order No. IC-15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended March 31, 2007.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/26/2007	$2,930	MASS ST DEV FIN AGY REV	5.000%	05/01/2032